Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-4 of Diamondhead Holdings Corp. of our report dated October 11, 2022, with respect to the carve-out financial statements of the homebuilding operations of Great Southern Homes, Inc. included in this Registration Statement as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ FORVIS, LLP

Tysons, Virginia
October 11, 2022